EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EarthLink, Inc. Stock Option Agreements and Warrants of EarthLink, Inc. of our reports dated March 7, 2005, with respect to the consolidated financial statements of EarthLink, Inc. included  in its Annual Report (Form 10-K) for the year ended December 31, 2004, EarthLink, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EarthLink, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 17, 2005